 Exhibit 99.1

NEWS Contact: Shane W. Hostetter Senior Vice President and Chief Financial Officer investor@quakerhoughton.com T. 1.610.832.4000

For Release: Immediate

QUAKER HOUGHTON ANNOUNCES SECOND QUARTER 2021 RESULTS

•	Record net sales of $435.3 million increased 52% compared to the second quarter of 2020 and up 1% sequentially compared to the first quarter of 2021

•	Gross margin of 35.5% improved from the second quarter of 2020 but as expected declined sequentially compared to the first quarter of 2021

•	Reported net income of $33.6 million and earnings per diluted share of $1.88 and non-GAAP net income of $32.4 million and non-GAAP earnings per diluted share of $1.82

•	Adjusted EBITDA of $70.1 million increased 118% compared to the second quarter of 2020

•	Record trailing twelve month adjusted EBITDA of $277 million drives a reduction in net debt to trailing twelve months adjusted EBITDA of 2.7 to 1

August 3, 2021

CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, today announced its second quarter of 2021 results.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share data)	2021	2020	2021	2020
Net sales	$435.3	$286.0	$865.0	$664.6
Net income (loss) attributable to Quaker Chemical Corporation	33.6	(7.7)	72.2	(36.1)
Earnings (loss) per diluted share attributable to Quaker Chemical Corporation	1.88	(0.43)	4.03	(2.03)
Non-GAAP net income *	32.4	3.7	70.4	28.2
Non-GAAP earnings per diluted share *	1.82	0.21	3.93	1.59
Adjusted EBITDA *	70.1	32.1	147.2	92.5

* Refer to the Non-GAAP Measures and Reconciliations section below for additional information

Second Quarter of 2021 Consolidated Results

Second quarter of 2021 net sales of $435.3 million increased 52% compared to $286.0 million in the prior year quarter primarily due to higher volumes of 40%, which includes additional net sales from acquisitions of 5%, the positive impact from foreign currency translation of 8% as well as increases from selling price and product mix of approximately 4%. The significant increase in sales volumes compared to the second quarter of 2020 was primarily a result of the prior year quarter being the most severely impacted by COVID-19 globally as well as the continued improvement in end market conditions and continued market share gains realized in the current quarter.

The Company had net income in the second quarter of 2021 of $33.6 million or $1.88 per diluted share, compared to a second quarter of 2020 net loss of $7.7 million or $0.43 per diluted share. The current quarter net income includes a non-recurring amount related to certain non-income tax credits recorded by the Company’s Brazilian subsidiaries. The prior year second quarter net loss was primarily driven by the negative impact of the COVID-19 pandemic on the Company. Excluding the Brazil non-income tax credits as well as costs associated with the combination with Houghton International, Inc. (the ”Combination”) and other non-core or non-recurring items in each period, the Company’s second quarter of 2021 non-GAAP earnings per diluted share was $1.82 compared to $0.21 in the prior year second quarter. The Company’s current quarter adjusted EBITDA of $70.1 million increased 118% compared to $32.1 million in the second quarter of 2020 primarily due to the significant increase in net sales quarter-over-quarter as well as higher realized cost synergies from the Combination, partially offset by higher raw material costs incurred in the current quarter. While the Company’s current quarter gross margin of 35.5% did improve compared to the prior year second quarter, this was primarily driven by the prior year negative impact of significantly lower volumes and the related impact from fixed manufacturing costs. The Company’s current quarter gross margin declined sequentially compared to 36.3% in the first quarter of 2021 due to raw material cost increases and global supply chain and logistics pressures. The Company estimates that it realized cost synergies associated with the Combination of approximately $18.5 million during the second quarter of 2021 compared to approximately $12 million during the second quarter of 2020.

Michael F. Barry, Chairman, Chief Executive Officer and President, commented, “We had a strong second quarter despite unprecedented increases in raw material costs and supply chain issues. Strong demand continues to be the major contributor to our earnings performance as sales volumes increased 4% from the fourth quarter of 2020; although volumes did decline 3% sequentially from the first quarter which was unusually strong due to some customer replenishment in their supply chains. We continued to see strong market share gains in the quarter as our net sales benefited 4% compared to the prior year from new business wins. The major negative trend in the quarter was the continued escalation of raw material costs. This negatively impacted our sequential gross margins by 1% as there was a lag between our product price increases and our raw material cost increases.”

Mr. Barry continued, “Looking forward, we expect raw material costs to continue to increase in the third quarter and we are implementing additional price increases to help offset them. Our gross margins for the third quarter are expected to be at or somewhat below our second quarter level before beginning to increase in the fourth quarter. We do expect that we will have a more stable raw material environment in the fourth quarter and will have implemented sufficient price increases during the year to return our product margins to their targeted level as we exit the year. On the sales side, we do expect demand to remain strong, but also to have some headwinds in automotive due to the semiconductor shortage and some seasonality trends which we typically experience in the second half of the year. Overall, we reaffirm our previous floor guidance on full year adjusted EBITDA and believe 2021 will be a very good year for us as we take a step change in our profitability, complete our integration cost synergies, continue to take share in the market place, achieve positive impacts from our recent acquisitions, and get to our targeted leverage ratio.”

Second Quarter of 2021 Segment Results

The Company’s second quarter of 2021 operating performance in each of its four reportable operating segments: (i) Americas; (ii) Europe, Middle East and Africa (“EMEA”); (iii) Asia/Pacific; and (iv) Global Specialty Businesses, reflect similar drivers to that of its consolidated performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net Sales*
Americas	$139.7	$80.6	$274.5	$210.5
EMEA	123.4	77.7	243.3	182.5
Asia/Pacific	91.6	68.4	188.3	142.0
Global Specialty Businesses	80.6	59.3	159.0	129.6
Segment operating earnings*
Americas	$33.6	$10.3	$65.9	$39.5
EMEA	23.4	10.5	48.6	28.8
Asia/Pacific	23.2	19.3	50.7	38.8
Global Specialty Businesses	24.2	16.4	48.4	37.0

* Refer to the Segment Measures and Reconciliations section below for additional information

All four segments had higher net sales compared to the second quarter of 2020. Each of the segments benefited from higher sales volumes, additional net sales from acquisitions, the positive impact of foreign currency translation and generally from increases in selling price and product mix. Net sales in the Americas and Global Specialty Businesses benefited from additional net sales from Coral while each of the regional segments benefited from additional net sales from the tin-plating solutions business acquired in February 2021. As reported, all of the Company’s segment operating earnings were higher compared to the second quarter of 2020 which reflects higher current quarter net sales coupled with a higher gross margin in most segments as compared to the prior year second quarter, partially offset by higher selling, general and administrative expenses (“SG&A”) in each segment, which was the result of an increase in direct selling expenses associated with the significant increase in net sales and to a lesser extent the lower levels of prior year SG&A as a result of COVID-19 temporary cost saving measures. Overall, the Company and all of its segments continued to benefit from the global economic recovery from the COVID-19 pandemic as well as the benefits of realized cost savings associated with the Combination.

Cash Flow and Liquidity Highlights

The Company has no material debt maturities until August 1, 2024. As of June 30, 2021, the Company’s total gross debt was $904.8 million and its cash on hand was $145.6 million. The Company’s net debt was $759.2 million, and its net debt divided by its trailing twelve months adjusted EBITDA was approximately 2.7 to 1 as of June 30, 2021. The Company’s consolidated net leverage ratio, as defined under its bank agreement, was approximately 2.5 to 1 as of June 30, 2021 compared to a maximum permitted leverage of 4.0 to 1. Based on current projections of future liquidity and leverage, the Company does not expect any compliance issues with its bank covenants.

The Company had net operating cash flow of $3.0 million during the second quarter of 2021, bringing its year-to-date net operating cash outflow to $9.6 million in the first six months of 2021, as compared to a net operating cash inflow of $44.7 million in the first six months of 2020. The $54.2 million decrease in net operating cash flow year-over-year was primarily driven by a significant change in working capital, as the Company’s strong current year net sales and volumes resulted in a large increase in accounts receivable coupled with an increase in inventory as a result of rising raw material costs as well as a build in inventory to ensure the Company has appropriate stock to meet customer demands in anticipation of potential further stress on the global supply chain.

Non-GAAP Measures and Reconciliations

The information included in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, are indicative of future operating performance of the Company, and facilitate a comparison among fiscal periods, as the non-GAAP financial measures exclude items that are not indicative of future operating performance or not considered core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The Company presents EBITDA which is calculated as net income (loss) attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income (loss) before equity in net income of associated companies. The Company also presents adjusted EBITDA which is calculated as EBITDA plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income (loss) plus or minus certain items that are not indicative of future operating performance or not considered core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.

As it relates to 2021 projected adjusted EBITDA growth for the Company, including as a result of our recent acquisitions, as well as other forward-looking information described further above, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income, as well as the impact of COVID-19. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.

The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended June 30, 2021 adjusted EBITDA of $276.6 million, which includes (i) the six months ended June 30, 2021 adjusted EBITDA of $147.2 million, as presented in the non-GAAP reconciliations below, and (ii) the twelve months ended December 31, 2020 adjusted EBITDA of $222.0 million, as presented in the non-GAAP reconciliations included in the Company’s fourth quarter and full year 2020 results press release dated February 25, 2021, less (iii) the six months ended June 30, 2020 adjusted EBITDA of approximately $92.5 million, as presented in the non-GAAP reconciliations below.

The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

Non-GAAP Operating Income and Margin Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating income (loss)	$38,816	$2,238	$83,710	$(10,206)
Houghton combination, integration and other acquisition-related expenses (a)	6,784	8,253	13,014	16,529
Restructuring and related charges	298	486	1,473	2,202
Fair value step up of acquired inventory sold	—	226	801	226
CEO transition costs	308	—	812	—
Inactive subsidiary’s non-operating litigation costs	242	—	293	—
Customer bankruptcy costs	—	—	—	463
Indefinite-lived intangible asset impairment	—	—	—	38,000
Non-GAAP operating income	$46,448	$11,203	$100,103	$47,214
Non-GAAP operating margin (%)	10.7%	3.9%	11.6%	7.1%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to Quaker Chemical Corporation	$33,570	$(7,735)	$72,185	$(36,116)
Depreciation and amortization (a)(b)	22,344	21,158	44,792	42,742
Interest expense, net	5,618	6,811	11,088	15,272
Taxes on income (loss) before equity in net income of associated companies (c)	15,218	3,222	25,907	(9,848)
EBITDA	$76,750	$23,456	$153,972	$12,050
Equity income in a captive insurance company	(883)	(482)	(3,963)	(155)
Houghton combination, integration and other acquisition-related expenses (a)	6,658	7,963	7,085	15,766
Restructuring and related charges	298	486	1,473	2,202
Fair value step up of acquired inventory sold	—	226	801	226
CEO transition costs	308	—	812	—
Inactive subsidiary’s non-operating litigation costs	242	—	293	—
Customer bankruptcy costs	—	—	—	463
Indefinite-lived intangible asset impairment	—	—	—	38,000
Pension and postretirement benefit costs, non-service components	(129)	341	(253)	23,866
Brazilian non-income tax credits	(13,293)	—	(13,293)	—
Currency conversion impacts of hyper-inflationary economies	106	73	278	124
Adjusted EBITDA	$70,057	$32,063	$147,205	$92,542
Adjusted EBITDA margin (%)	16.1%	11.2%	17.0%	13.9%

Adjusted EBITDA	$70,057	$32,063	$147,205	$92,542
Less: Depreciation and amortization - adjusted (a)(b)	22,218	20,869	44,251	41,980
Less: Interest expense, net	5,618	6,811	11,088	15,272
Less: Taxes on income before equity in net income of associated companies – adjusted (c)	9,773	673	21,512	7,136
Non-GAAP net income	$32,448	$3,710	$70,354	$28,154

Non-GAAP Earnings per Diluted Share Reconciliations

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders	$1.88	$(0.43)	$4.03	$(2.03)
Equity income in a captive insurance company per diluted share	(0.05)	(0.03)	(0.22)	(0.01)
Houghton combination, integration and other acquisition-related expenses per diluted share (a)	0.28	0.37	0.32	0.73
Restructuring and related charges per diluted share	0.02	0.02	0.07	0.09
Fair value step up of acquired inventory sold per diluted share	—	0.01	0.03	0.01
CEO transition costs per diluted share	0.02	—	0.04	—
Inactive subsidiary’s non-operating litigation costs per diluted share	0.01	—	0.01	—
Customer bankruptcy costs per diluted share	—	—	—	0.02
Indefinite-lived intangible asset impairment per diluted share	—	—	—	1.65
Pension and postretirement benefit costs, non-service components per diluted share	(0.01)	0.01	(0.01)	0.89
Brazilian non-income tax credits per diluted share	(0.44)	—	(0.44)	—
Currency conversion impacts of hyper-inflationary economies per diluted share	0.01	0.01	0.02	0.01
Impact of certain discrete tax items per diluted share	0.10	0.25	0.08	0.23
Non-GAAP earnings per diluted share	$1.82	$0.21	$3.93	$1.59

(a)	The Company recorded $0.1 million and $0.5 million of accelerated depreciation expense related to the Combination during the three and six months ended June 30, 2021, respectively, compared to $0.3 million and $0.8 million during the three and six months ended June 30, 2020, respectively. In the three and six months ended June 30, 2021 all $0.1 million and $0.5 million, respectively, was recorded in cost of goods sold (“COGS”), while in the three and six months ended June 30, 2020, $0.3 million and $0.7 million, respectively, was recorded in COGS, and less than $0.1 million and $0.1 million, respectively, was recorded in Combination, integration and other acquisition-related expenses. The amounts recorded within COGS are included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Operating income (loss) to Non-GAAP operating income and GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share. In addition, the total amounts are included within the caption Depreciation and amortization in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA; however, they are excluded in the reconciliation of Adjusted EBITDA to Non-GAAP net income. In addition, during the six months ended June 30, 2021, the Company recognized a gain of $5.4 million associated with the sale of certain held-for-sale real property assets which was the result of the Company’s manufacturing footprint integration plans. This gain was recorded within Other income (expense), net and therefore is included in the caption Houghton combination, integration and other acquisition-related expenses in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to Adjusted EBITDA and GAAP earnings (loss) per diluted share attributable to Quaker Chemical Corporation common shareholders to Non-GAAP earnings per diluted share, however it is excluded in the reconciliation of Operating income (loss) to Non-GAAP operating income.

(b)	Depreciation and amortization for the three and six months ended June 30, 2021 includes $0.3 million and $0.6 million, respectively, and for the three and six months ended June 30, 2020 included $0.3 million and $0.7 million, respectively, of amortization expense recorded within equity in net income of associated companies in the Statement of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a Houghton joint venture in Korea as a result of required purchase accounting.

(c)	Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income (loss) attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of certain specific tax charges and benefits in the three and six months ended June 30, 2021 and 2020, which the Company does not consider core or indicative of future performance.

Segment Measures and Reconciliations

The Company’s operating segments, which are consistent with its reportable segments, reflect the structure of the Company’s internal organization, the method by which the Company’s resources are allocated and the manner by which the chief operating decision maker assesses the Company’s performance. The Company has four reportable segments: (i) Americas; (ii) EMEA; (iii) Asia/Pacific; and (iv) Global Specialty Businesses. The three geographic segments are composed of the net sales and operations in each respective region, excluding net sales and operations managed globally by the Global Specialty Businesses segment, which includes the Company’s container, metal finishing, mining, offshore, specialty coatings, specialty grease and Norman Hay businesses. Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related COGS and SG&A. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs, Combination, integration and other acquisition-related expenses, and Restructuring and related charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include interest expense, net and other income (expense), net.

The following tables reconcile the Company’s reportable operating segments performance to that of the Company’s (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
Net Sales	2021	2020	2021	2020
Americas	$139,673	$80,576	$274,544	$210,472
EMEA	123,436	77,702	243,250	182,541
Asia/Pacific	91,559	68,421	188,265	141,973
Global Specialty Businesses	80,594	59,341	158,986	129,615
Total net sales	$435,262	$286,040	$865,045	$664,601

Segment operating earnings
Americas	$33,648	$10,303	$65,882	$39,491
EMEA	23,405	10,471	48,649	28,830
Asia/Pacific	23,227	19,261	50,705	38,802
Global Specialty Businesses	24,209	16,393	48,378	36,953
Total segment operating earnings	104,489	56,428	213,614	144,076
Combination, integration and other acquisition-related expenses	(6,658)	(7,995)	(12,473)	(15,873)
Restructuring and related charges	(298)	(486)	(1,473)	(2,202)
Fair value step up of acquired inventory sold	—	(226)	(801)	(226)
Indefinite-lived intangible asset impairment	—	—	—	(38,000)
Non-operating and administrative expenses	(43,077)	(32,045)	(84,069)	(70,496)
Depreciation of corporate assets and amortization	(15,640)	(13,438)	(31,088)	(27,485)
Operating income (loss)	38,816	2,238	83,710	(10,206)
Other income (expense), net	14,010	(993)	18,697	(22,168)
Interest expense, net	(5,618)	(6,811)	(11,088)	(15,272)
Income (loss) before taxes and equity in net income of associated companies	$47,208	$(5,566)	$91,319	$(47,646)

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  We have based these forward-looking statements, including statements regarding the potential effects of the COVID-19 pandemic on the Company’s business, results of operations, and financial condition, our expectations that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility, statements regarding remediation of our material weaknesses in internal control over financial reporting, expectations about future demand and raw material costs, and statements regarding the impact of increased raw material costs and pricing initiatives, on our current expectations about future events. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, including but not limited to the potential benefits of the Combination and other acquisitions, the impacts on our business as a result of the COVID-19 pandemic and any projected global economic rebound or anticipated positive results due to Company actions taken in response to the pandemic, and our current and future results and plans and statements that include the words "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that demand for the Company's products and services is largely derived from the demand for its customers' products, which subjects the Company to uncertainties related to downturns in a customer's business and unanticipated customer production slowdowns and shutdowns, including as is currently being experienced by many automotive industry companies. Other major risks and uncertainties include, but are not limited to, the primary and secondary impacts of the COVID-19 pandemic, including actions taken in response to the pandemic by various governments, which could exacerbate some or all of the other risks and uncertainties faced by the Company, including the potential for significant increases in raw material costs, supply chain disruptions, customer financial instability, worldwide economic and political disruptions, foreign currency fluctuations, significant changes in applicable tax rates and regulations, future terrorist attacks and other acts of violence. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, and durable goods industries. The ultimate impact of COVID-19 on our business will depend on, among other things, the extent and duration of the pandemic, the severity of the disease and the number of people infected with the virus including as new variants emerge, the continued uncertainty regarding global availability, administration, acceptance and long-term efficacy of vaccines, or other treatments, for COVID-19 or its variants, the longer-term effects on the economy by the pandemic, including the resulting market volatility, and by the measures taken by governmental authorities and other third parties restricting day-to-day life and business operations and the length of time that such measures remain in place, as well as laws and other governmental programs implemented to address the pandemic or assist impacted businesses, such as fiscal stimulus and other legislation designed to deliver monetary aid and other relief. Other factors could also adversely affect us, including those related to the Combination and other acquisitions and the integration of acquired businesses. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control.  These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results.  All forward-looking statements included in this press release, including expectations about the improvements in business conditions during 2021 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements.  For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, and in subsequent reports filed from time to time with the Securities and Exchange Commission.  We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

Conference Call

As previously announced, the Company’s investor conference call to discuss its second quarter performance is scheduled for August 4, 2021 at 7:30 a.m. (ET). A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.

About Quaker Houghton

Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,200 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

Quaker Chemical Corporation

Condensed Consolidated Statements of Operations

(Dollars in thousands, except share and per share amounts)

	(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$435,262	$286,040	$865,045	$664,601
Cost of goods sold	280,811	188,654	554,400	433,364
Gross profit	154,451	97,386	310,645	231,237
%	35.5%	34.0%	35.9%	34.8%
Selling, general and administrative expenses	108,679	86,667	212,989	185,368
Indefinite-lived intangible asset impairment	-	-	-	38,000
Restructuring and related charges	298	486	1,473	2,202
Combination, integration and other acquisition-related expenses	6,658	7,995	12,473	15,873
Operating income (loss)	38,816	2,238	83,710	(10,206)
%	8.9%	0.8%	9.7%	-1.5%
Other income (expense), net	14,010	(993)	18,697	(22,168)
Interest expense, net	(5,618)	(6,811)	(11,088)	(15,272)
Income (loss) before taxes and equity in net income of associated companies	47,208	(5,566)	91,319	(47,646)
Taxes on income (loss) before equity in net income of associated companies	15,218	3,222	25,907	(9,848)
Income (loss) before equity in net income of associated companies	31,990	(8,788)	65,412	(37,798)
Equity in net income of associated companies	1,610	1,066	6,820	1,732
Net income (loss)	33,600	(7,722)	72,232	(36,066)
Less: Net income attributable to noncontrolling interest	30	13	47	50
Net income (loss) attributable to Quaker Chemical Corporation	$33,570	$(7,735)	$72,185	$(36,116)
%	7.7%	-2.7%	8.3%	-5.4%

Share and per share data:
Basic weighted average common shares outstanding	17,802,366	17,697,496	17,793,915	17,685,010
Diluted weighted average common shares outstanding	17,849,521	17,697,496	17,846,010	17,685,010
Net income (loss) attributable to Quaker Chemical Corporation common shareholders - basic	$1.88	$(0.43)	$4.04	$(2.03)
Net income (loss) attributable to Quaker Chemical Corporation common shareholders - diluted	$1.88	$(0.43)	$4.03	$(2.03)

Quaker Chemical Corporation

Condensed Consolidated Balance Sheets

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$145,610	$181,833
Accounts receivable, net	418,642	372,974
Inventories, net	242,809	187,764
Prepaid expenses and other current assets	60,844	50,156
Total current assets	867,905	792,727

Property, plant and equipment, net	194,441	203,883
Right of use lease assets	36,160	38,507
Goodwill	633,449	631,212
Other intangible assets, net	1,068,795	1,081,358
Investments in associated companies	98,013	95,785
Deferred tax assets	13,392	16,566
Other non-current assets	32,664	31,796
Total assets	$2,944,819	$2,891,834

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$48,079	$38,967
Accounts and other payables	219,617	198,872
Accrued compensation	33,399	43,300
Accrued restructuring	5,278	8,248
Other current liabilities	94,061	93,573
Total current liabilities	400,434	382,960

Long-term debt	847,154	849,068
Long-term lease liabilities	25,668	27,070
Deferred tax liabilities	181,264	192,763
Other non-current liabilities	114,898	119,059
Total liabilities	1,569,418	1,570,920

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2021 - 17,878,137 shares; 2020 - 17,850,616 shares	17,878	17,851
Capital in excess of par value	910,862	905,171
Retained earnings	482,001	423,940
Accumulated other comprehensive loss	(35,943)	(26,598)
Total Quaker shareholders' equity	1,374,798	1,320,364
Noncontrolling interest	603	550
Total equity	1,375,401	1,320,914
Total liabilities and equity	$2,944,819	$2,891,834

Quaker Chemical Corporation

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

	(Unaudited)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income (loss)	$72,232	$(36,066)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization of debt issuance costs	2,375	2,375
Depreciation and amortization	44,188	42,079
Equity in undistributed earnings of associated companies, net of dividends	(6,715)	3,219
Acquisition-related fair value adjustments related to inventory	801	229
Deferred compensation, deferred taxes and other, net	(13,849)	(22,033)
Share-based compensation	6,134	7,673
(Gain) loss on disposal of property, plant, equipment and other assets	(5,356)	81
Insurance settlement realized	-	(542)
Indefinite-lived intangible asset impairment	-	38,000
Combination and other acquisition-related expenses, net of payments	(2,305)	1,860
Restructuring and related charges	1,473	2,202
Pension and other postretirement benefits	(2,223)	18,784
(Decrease) increase in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(47,252)	61,659
Inventories	(57,020)	(3,689)
Prepaid expenses and other current assets	(20,111)	(2,849)
Change in restructuring liabilities	(4,214)	(9,592)
Accounts payable and accrued liabilities	22,274	(58,728)
Net cash (used in) provided by operating activities	(9,568)	44,662

Cash flows from investing activities
Investments in property, plant and equipment	(6,974)	(7,534)
Payments related to acquisitions, net of cash acquired	(29,424)	(3,132)
Proceeds from disposition of assets	14,744	11
Insurance settlement interest earned	-	37
Net cash used in investing activities	(21,654)	(10,618)

Cash flows from financing activities
Payments of term loan debt	(19,065)	(18,702)
Borrowings on revolving credit facilities, net	29,433	205,500
Repayments on other debt, net	(219)	(684)
Dividends paid	(14,113)	(13,662)
Stock options exercised, other	(416)	(1,923)
Purchase of noncontrolling interest in affiliates	-	(1,047)
Distributions to noncontrolling affiliate shareholders	-	(751)
Net cash (used in) provided by financing activities	(4,380)	168,731
Effect of foreign exchange rate changes on cash	(683)	(4,575)

Net (decrease) increase in cash, cash equivalents and restricted cash	(36,285)	198,200
Cash, cash equivalents and restricted cash at the beginning of the period	181,895	143,555
Cash, cash equivalents and restricted cash at the end of the period	$145,610	$341,755